Exhibit 10.6

RESTRICTED STOCK AGREEMENT

for the

Euramax International, Inc. 2003 equity compensation Plan

1.             Grant of Restricted Stock.  Subject to the restrictions contained in this agreement (the “Agreement”), and in the Euramax International, Inc. 2003 Equity Compensation Plan (the “Plan”), Euramax International, Inc. (the “Company”) hereby grants J. David Smith (the “Grantee”), effective on the Closing Date (as defined in the Stock Purchase Agreement, dated the date hereof, by and among Citigroup Venture Capital Equity Partners, L.P. and affiliates, the Company and the stockholders of the Company named therein (the “Stock Purchase Agreement”)) (the “Grant Date”), 3,380.60 shares of Class A Common Stock (“Restricted Stock”).  All capitalized terms not defined in this Agreement shall have the meaning set forth in the Plan unless the context clearly requires an alternative meaning.

2.             Restriction Period.  Provided that Grantee has not voluntary terminated his or her employment with the Company, Grantee shall vest one hundred percent of the Award five years from the date of this Agreement.  Immediately prior to a Change of Control or a Public Offering, all unvested shares of Restricted Stock shall immediately vest and the Restriction Period with respect to such shares shall be accelerated as of the date of the Change of Control or the Public Offering.

3.             Termination of Employment.  If the Grantee voluntary terminates his or her employment, the Grantee will forfeit any unvested shares of Restricted Stock.  If the Grantee’s employment is terminated for any reason, including death or Disability, other than the voluntary termination of the Grantee, all unvested shares of Restricted Stock shall immediately vest and the Restriction Period with respect to such shares shall be accelerated as of the date of the Grantee’s death, Disability or other non-voluntary termination.

4.             Non-Transferability of Award.  The Grantee may not transfer any unvested shares of Restricted Stock acquired pursuant to this Award except by will or the laws of descent and distribution.  Following any such transfer, the terms of the grant shall remain the same except that the transferee shall be considered the Grantee.  The transferability of such shares shall also be limited by the Securities Holders Agreement.  A Grantee wishing to sell, encumber or otherwise dispose of vested shares of Class A Common Stock (or shares of Common Stock into which such shares of Class A Common Stock have been converted) may transfer such shares only as permitted by the terms of the Securities Holders Agreement.

5.             Right to Receive Dividends.  The Grantee will have the right to receive any dividends or other distributions paid on unvested shares of Restricted Stock.

6.             Securities Holders Agreement.  Grantee acknowledges and agrees that he is subject to the provisions of the Securities Holders Agreement with respect to the Restricted Stock granted herein.

7.             Withholding.  The Company’s obligation to deliver the certificate(s) representing the shares of Restricted Stock shall be subject to the satisfaction of applicable federal, state and local tax withholding requirements.  Grantee may either tender cash payment to the Company in an amount equal to the required withholding or authorize the Company to withhold shares otherwise issuable to Grantee with a Fair Market Value equal to the required withholding.

8.             Amendments.  The Committee may from time to time amend the terms of this Agreement to the extent it deems appropriate to carry out the terms and provisions of the Plan; provided that any amendment adverse to the Grantee shall be effective only if consented to by the Grantee in writing.

9.             Interpretation of Agreement and Plan.  The Committee shall have sole power to interpret and construe any provisions of this Agreement or the Plan.  Any such interpretation or construction made by the Committee shall be final and binding on all parties.  In the event of any differences between the provisions of this Agreement and the terms of the Plan, the terms of the Plan will control.  A copy of the most recent version of the Plan is attached hereto.

10.           Grant Not to Affect Employment.  The shares of Restricted Stock granted hereunder shall not confer upon Grantee any right to continue in the employment of the Company.

11.           Effective Time.  This Agreement shall be deemed effective as of the Closing without further action required on the party of any party hereto.  If the Closing does not occur and the Stock Purchase Agreement is terminated, this Agreement shall have no force or effect and shall be deemed void ab initio.

12.           Required Approval.  The obligations of the Company hereunder are contingent upon approval of this Agreement by more than 75% of the voting power of the Company’s outstanding stock (as determined under Section 280G(b)(5)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”) and Proposed Treasury Regulation promulgated under Code Section 280G).

13.           Certain Additional Payments by the Company.

a.             Excess Parachute Payment.  If the payments under this Agreement either alone or in conjunction with any other payments or benefits made available to the Grantee by the Company or an Affiliate (as defined in the Plan) following a Change of Control (as defined in the Plan) of the Company result in the Grantee’s incurring the tax (the “Excise Tax”) imposed by Section 4999 of the Code on “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code, the Company will pay to Grantee an additional amount (the “Gross Up Payment”) necessary to reimburse Grantee on an after-tax basis (including FICA, excise taxes, interest and penalties) for the Excise Tax.  In determining the amount of the Gross Up Payment, Grantee will be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation in the state and locality of

Grantee’s residence in that same calendar year, net of the maximum reduction in federal income taxes that could be obtained from deduction of such state and local taxes.

b.             The Grantee agrees that he will not report any payments received from the Company following a Change of Control to the Internal Revenue Service (“IRS”) as being subject to the Excise Tax; provided that, if Grantee receives and provides to the Company a written opinion from Grantee’s tax counsel or from an accounting firm reasonably acceptable to the Company that it is substantially likely that Grantee will be subject to a penalty unless he reports such payments as subject to the Excise Tax, the Company shall within 30 days after the receipt of such an opinion, either (i) promptly pay the amount of the Excise Tax and the Gross Up Payment as provided in Section 13(a) hereof prior to the time such Excise Tax is due to Grantee, which Excise Tax amount Grantee covenants to pay to the IRS within 10 days after Grantee’s receipt thereof from the Company, or (ii) provide Grantee with an opinion effective as of the time of Grantee’s filing of his return relating to such payments, addressed to Grantee from a tax advisor or counsel reasonably acceptable to Grantee, which provides that there is a reasonable basis as defined in Treasury Regulation Section 1.6662-3(b)(3) for reporting the payments received by Grantee from the Company following a Change of Control to the IRS as not being subject to the Excise Tax.  If the IRS challenges Grantee’s position that the payments are not subject to the Excise Tax, the Company has the right, in its sole discretion and at its sole expense and with the Grantee’s co-operation, to defend that position and negotiate, dispute or litigate with the IRS in whatever forums the Company desires appropriate.  Any Gross Up Payment will only be made when such dispute is finally resolved or determined by final non-appealable authority.

14.           Miscellaneous.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

15.           Securities Laws.  The Committee may from time to time impose any conditions on the shares of Restricted Stock as it deems necessary or advisable to ensure that all rights granted under the Plan satisfy the requirements of applicable securities laws.

16.           Entire Agreement.  This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof.  This Agreement supersedes all prior discussions, negotiations, understandings, commitments and agreements with respect to such matters.

17.           Governing Law.  To the extent not preempted by federal law, this Agreement shall be governed by and construed in accordance with the laws of State of Delaware.

[Signature page continues on following page]

J. DAVID SMITH

Dated:	April 15, 2003	By:

EURAMAX INTERNATIONAL, INC.

Dated:	April 15, 2003	By:

[Attach Copy of Plan]